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                                                                  EXHIBIT 10(r)

[UST Corp.]
                                                           September 27, 1994

PRIVILEGED AND CONFIDENTIAL
---------------------------

Paul M. Siskind, Esq.
20 Hammond Pond Parkway
Apt. No. 505
Chestnut Hill, MA 02167

Dear Paul:

         This letter agreement ("Letter Agreement") is intended to summarize the terms of UST Corp.'s ("UST") agreement with you related to your resignation as UST's Chairman of the Board.

         1. You have submitted your resignation as Chairman of the Board and as a Director of UST, effective October 18, 1994.

         2. In recognition of certain additional remuneration from UST that you will be foregoing and the additional health insurance costs which you will be incurring as a result of your resignation, UST will make a lump sum payment to you of $55,000 in January 1995.

         3. In consideration of your providing guidance to the new Chairman of the Board concerning the most effective way to perform his/her responsibilities and your providing ongoing advice concerning the corporate governance of UST, UST has also agreed to pay you $35,000 per annum (for each applicable year) throughout your lifetime. This benefit will cease upon the date of your death. The foregoing payments will be made semi-annually in advance: $17,500 in December and $17,500 in June of each applicable year. The first $17,500 payment will be made in December 1994.

         4. You will be given an opportunity to review and approve any portion of the UST Press Release relating to your resignation as Chairman of the Board.

         5. Your Administrative Assistant, Maureen Reggiannini, will be paid her salary at the rate of $17,500 per annum through December 31, 1994 and, after October 18, 1994, all of her work assignments will be initiated only by you.

         6. UST recognizes your tenancy-at-will (monthly) concerning Rm. No. 605, on the 6th Floor, 40 Court Street, Boston, Massachusetts and described in the Agreement of Lease which you signed on March 30, 1994. You will be permitted to terminate this tenancy upon thirty (30) days prior written notice with your rental obligation ending on the later of the end of the notice period or your actual date of departure from the premises.
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         7. The financial terms of this Letter Agreement remain subject to receipt of written approval from the Federal Reserve Bank of Boston and the Office of the Massachusetts Commissioner of Banks.

         8. All other benefits to you from UST, not covered above, will cease as of October 18, 1994.

         On behalf of the Board of Directors of UST Corp., I want to express our enormous debt of gratitude to you for more than 25 years of outstanding leadership.

                                              Very truly yours,

                                              /s/ Neal F. Finnegan
                                              --------------------
                                              Neal F. Finnegan
                                              President and
                                              Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Paul M. Siskind
-------------------

cc:      Eric R. Fischer, Clerk
         Linda J. Lerner, Senior Vice President/Human Resources